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                                                                    EXHIBIT 23.4

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 (No. 333-_____) of King Pharmaceuticals, Inc. of our report dated February 25, 2000, except for the information in Note 21 for which the date is March 17, 2000 and the information in Note 17 for which the date is June 21, 2000 relating to the consolidated financial statements, which appears in King Pharmaceuticals, Inc.'s Form 8-K filed June 23, 2000 for the three years ended December 31, 1999. We also consent to the incorporation by reference of our report dated February 25, 2000, relating to the financial statement schedule, which appears in the 1999 Annual Report on Form 10-K. We also consent to the references to us under the heading "Experts" in such Registration Statement.





Greensboro, North Carolina
July 27, 2000